Dror Ortho-Design, Inc. FORM 8-K

Exhibit 3.1

Amended and Restated
Certificate of Incorporation of
Dror Ortho-Design, Inc.

Pursuant to Sections 242 and 245 of the Delaware General Corporation Law

Dror Ortho-Design, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The present name of the Corporation is Dror Ortho-Design, Inc.

2.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 30, 2001 (as amended, the “Original Certificate of Incorporation”).

3.	The name under which the Corporation was initially incorporated was NOVINT TECHNOLOGIES (DELAWARE), INC.

4.	This Amended and Restated Certificate of Incorporation restates and amends in its entirety the Original Certificate of Incorporation.

5.	This Amended and Restated Certificate of Incorporation has been adopted and approved in accordance with the DGCL.

6.	Pursuant to Section 245 of DGCL, this Amended and Restated Certificate of Incorporation restates, integrates, and further amends the provisions of the Original Certificate of Incorporation. This Amended and Restated Certificate of Incorporation shall be effective upon its filing with the Secretary of State of the State of Delaware.

7.	The text of the Original Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as set forth in the “Amended and Restated Certificate of Incorporation of Dror Ortho-Design, Inc.” attached hereto to be effective at 4:01 p.m., New York time, on January 4, 2024.

In witness whereof, Dror Ortho-Design, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Eliyahu (Lee) Haddad, a duly authorized officer of the Corporation, on January 4, 2024.

/s/ Eliyahu (Lee) Haddad
Eliyahu (Lee) Haddad
Chief Executive Officer

Exhibit A

Amended and Restated
Certificate of Incorporation of
Dror Ortho-Design, Inc.

ARTICLE I

The name of the corporation is Dror Ortho-Design, Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

A.	The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 3,266,975,740 shares, consisting of 3,254,475,740 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 12,500,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

B.	Of the 12,500,000 shares of Preferred Stock authorized by this Certificate of Incorporation, 12,500,000 shares shall be designated as Series A Convertible Preferred Stock. The rights, preferences, privileges and restrictions of such series of Preferred Stock are set forth in Annex A hereto, which is incorporated herein by reference.

C.	In addition to the Series A Convertible Preferred Stock, whose designations are incorporated herein by reference, the Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

D.	Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote, provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

A.	To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B.	The Corporation shall have the power to indemnify and advance expenses, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

C.	By action of the Board of Directors, notwithstanding an interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation shall have the power to indemnify him or her against such liability under these provisions.

D.	Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this Corporation may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

* * * * *

Annex A

Terms Of Series A Convertible Preferred Stock

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Automatic Conversion” shall have the meaning set forth in Section 6(b).

“Automatic Conversion Notice” shall have the meaning set forth in Section 6(b).

“Automatic Conversion Time” shall have the meaning set forth in Section 6(b).

“Base Conversion Price” shall have the meaning set forth in Section 7(b).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(e).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 6(d)(iv).

“Certificate of Designation” means this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.

“Closing” means the closing of the purchase and sale of the Preferred Stock.

“Commission” means the United States Securities and Exchange Commission and includes the staff thereof acting on its behalf.

“Common Stock” means the common stock of the Corporation, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(c).

“Conversion Ratio” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock issued and issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“DGCL” means the Delaware General Corporation Law, as in effect on the Original Issue Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or Common Stock Equivalents to employees, officers or directors of the Corporation pursuant to the Stock Option Plan, (b) securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Original Issue Date, provided that such securities have not been amended since the Original Issue Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than as a result of stock splits, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof) or to extend the term of such securities, (c) shares of Common Stock or Common Stock Equivalents to consultants or advisors (or their designees) in lieu of compensation in the aggregate amount (not to exceed 2% of the amount outstanding on the prior December 31 of shares of Common Stock or Common Stock Equivalents per calendar year) for bona fide services provided to the Corporation not in connection with financing transactions; provided such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith, (d) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith, and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation substantial additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (e) securities issuable in connection with the transactions described in that certain Share Exchange Agreement (“Share Exchange Agreement”), dated as of July 5, 2023, as amended, between Dror Ortho-Design Ltd., a company incorporated under the laws of the state of Israel (“Dror”), and the shareholders of the Dror party thereto.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“Fundamental Transaction Notice Date” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Corporation’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.

“Junior Securities” means the Common Stock, any other series of Preferred Stock, whether now existing or authorized in the future, and all other Common Stock Equivalents of the Corporation.

“Lead Investor” shall have the meaning ascribed to such term in that certain Securities Purchase Agreement to be entered into between the Corporation and the purchasers identified on the signature pages thereto.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Liquidation” shall have the meaning set forth in Section 5.

“New Common Stock” shall have the meaning set forth in Section 7(a).

“New York Courts” shall have the meaning set forth in Section 10(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of Series A Preferred Stock regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates, if any, which may be issued to evidence such Series A Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Permitted Indebtedness” means (a) in addition to Indebtedness existing on the Original Issue Date, up to $100,000 in the aggregate of future Indebtedness, and (b) lease obligations and purchase money indebtedness incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, up to the lesser of the purchase price or market value of each such capital assets and leased assets.

“Permitted Liens” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Corporation) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Corporation’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Corporation’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Corporation and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clause (a) thereunder, and (d) Liens incurred in connection with Permitted Indebtedness under clause (b) thereunder, provided that such Liens are not secured by assets of the Corporation or its Subsidiaries other than the assets so acquired or leased.

“Pro Rata Portion” means the ratio of (x) the Stated Value of Series A Preferred Stock acquired by a Holder on the Original Issue Date to (y) the aggregated Stated Value of Series A Preferred Stock issued on the Original Issue Date to all Holders.

“Reverse Stock Split Proposal” means a proposal to amend the Corporation’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the outstanding shares of Common Stock one or more times at an aggregate ratio of between one for one thousand (1:1,000) and one for one hundred thousand (1:100,000) with the specific ratio to be determined by the Board of Directors in its reasonable discretion.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended and interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities” means the Series A Preferred Stock, and Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 6(d)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Subsidiary” means any subsidiary of the Corporation and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the Original Issue Date.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB Venture Market (“OTCQB”) or the OTCQX Best Market (“OTCQX”) (or any successors to any of the foregoing).

“Transfer Agent” means Issuer Direct Corporation, with an address at One Glenwood Avenue, Suite 1001, Raleigh, NC 27603, and any successor transfer agent of the Corporation.

“Uplisting” means the listing of the Common Stock on an Uplisting Market.

“Uplisting Effective Date” means the Trading Day on which the Common Stock commences trading on an Uplisting Market.

“Uplisting Market” means any of the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange, or their respective successors.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTCQB or the OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the Pink Open Market (“Pink Market”) operated by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Series A Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be 12,500,000 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding shares of the Series A Preferred Stock (together with its Affiliates, a “Holder” and collectively, the “Holders”)). Each share of Series A Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1.10 (the “Stated Value”).

Section 3. Dividends. In addition to stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to- Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series A Preferred Stock.

Section 4. Voting Rights. Except as otherwise provided herein or as required by applicable law, Holders of Series A Preferred Stock shall be entitled to vote with holders of the Common Stock on all matters that such holders of Common Stock are entitled to vote upon, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. Each share of Series A Preferred Stock shall entitle the Holder thereof to cast that number of votes per share of Series A Preferred Stock equal to the number of Conversion Shares into which such share of Series A Preferred Stock is convertible into pursuant to Section 6 hereof (after giving effect to any applicable limitation on conversion under Section 6(e)). Notwithstanding the foregoing, to the extent that under the DGCL the vote of the Holders of the Series A Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of a majority of the Holders of the shares of the Series A Preferred Stock, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is present or by written consent of a majority of the Holders of the shares of the Series A Preferred Stock (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. Solely for purposes of determining the presence of a quorum at any meeting of the stockholders of the Company at which the Holders of the Series A Preferred Stock are entitled to vote, the number of shares of Series A Preferred Stock and votes represented by such shares shall be counted on an as converted to Common Stock basis, disregarding, for such purposes, any limitations on conversion set forth herein. Holders of the Series A Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation’s bylaws and the DGCL.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock.

Section 6. Conversion.

a)               Conversions at Option of Holders. From and after the date the Corporation has reserved Shares of Common Stock on behalf of the Holders of Series A Preferred Stock, each share of Series A Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth herein) determined by dividing the Stated Value of such share of Series A Preferred Stock by the Conversion Price (the “Conversion Ratio"). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Exhibit A (a “Notice of Conversion”); provided that the Corporation shall not be required to honor such request if such conversion does not involve an underlying conversion value of Common Stock of at least $5,000 based on the Stated Value of such Series A Preferred Stock subject to the conversion on the Conversion Date (as defined below) (unless such lesser amount relates to all of a Holder’s Series A Preferred Stock). Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by .pdf via email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). The Corporation shall be entitled to rely on any Notice of Conversion if it is received from the notice address the Corporation is provided in connection with such transfer. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A Preferred Stock, a Holder shall deliver transfer instruments reasonably satisfactory to the Corporation but shall not be required to surrender certificate(s), if any, representing the shares of such Series A Preferred Stock to the Corporation until the Holder’s Series A Preferred Stock has been fully converted. Upon surrender of a certificate representing shares of Series A Preferred Stock, if any, that are to be converted in part pursuant to this Certificate of Designation, the Corporation shall cause the Transfer Agent to issue a book entry receipt representing the number of shares of Series A Preferred Stock that are not so converted. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

b)               Automatic Conversion. Effective at 4:00 P.M. (New York time) on the Trading Day immediately following any day the Corporation is able to satisfy some or all of its reservation requirements under Section 6(d)(v) of this Certificate of Designation (the “Automatic Conversion Time”), all, but not less than all, of the outstanding shares of Series A Preferred Stock for which Common Stock has been reserved shall automatically convert (an “Automatic Conversion”), without any action on the part of the Holder thereof and without payment of any additional consideration, into that number of shares of reserved Common Stock, determined by dividing the Stated Value of such share of Series A Preferred Stock by the Conversion Price. The Corporation shall provide prompt written notice (an “Automatic Conversion Notice”) to the Holders of Series A Preferred Stock of the Automatic Conversion Time no later than 8:30 A.M. (New York time) on the Trading Day immediately following the Automatic Conversion Time. The failure of the Corporation to timely provide the Automatic Conversion Notice shall nullify the effectiveness of the Automatic Conversion. From and after the Automatic Conversion Time, the Series A Preferred Stock converted in the Automatic Conversion shall be deemed to be cancelled and the Corporation shall cause the Transfer Agent to issue to the former Holders of the shares of Series A Preferred Stock so converted the shares of Common Stock to which they are entitled in accordance with the provisions of Section 6(d) below, except that the Share Delivery Date in connection with an Automatic Conversion shall be the first Trading Day following the Automatic Conversion Time. Automatic Conversion Notices must be given to all Holders subject to Automatic Conversion.

c)               Conversion Price. The conversion price for the Series A Preferred Stock shall equal $0.011 (the “Conversion Price”). The Conversion Price shall be subject to adjustment as provided in Section 7.

d)               Mechanics of Conversion.

i.                 Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date and the Automatic Conversion Time, as applicable (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series A Preferred Stock. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

ii.               Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, such Holder shall, to the fullest extent permitted by law, be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to such Holder the shares of Series A Preferred Stock delivered to the Corporation and such Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion. In the event of such rescission, the Corporation shall be obligated to pay accrued liquidated damages but there shall be no obligation to pay liquidated damages following such rescission with respect to the prior default by the Corporation for the rescinded Notice of Conversion.

iii.             Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim or recoupment; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series A Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment in its favor. In the absence of such injunction, the Corporation shall issue Conversion Shares in accordance with the terms of this Certificate of Designation. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(d)(i) by the Share Delivery Date applicable to such conversion when it was required to do so under this Certificate of Designation, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Conversion Shares (based on the higher of the VWAP of the Common Stock on the Conversion Date or the Automatic Conversion Time, as applicable, and the Stated Value of the Series A Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or the Holder rescinds such conversion, to the extent applicable. To the fullest extend permitted by law, nothing herein shall limit a Holder’s right to pursue actual damages pursuant to this Certificate of Designation and any other agreement to which the Holder and Corporation are parties for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. To the fullest extent permitted by law, the exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Nothing herein shall require the Corporation to issue Conversion Shares (or pay liquidated damages for its failure to do so) if the Notice of Conversion is incomplete or was not properly delivered to the Corporation in accordance with this Certificate of Designation.

iv.             Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(d)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amount payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. To the fullest extent permitted by law, nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

v.               Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times thereafter, reserve and keep available out of its authorized and unissued shares of Common Stock from and after the date the Corporation has sufficient authorized and unreserved shares of Common Stock to reserve on behalf of each Holder for issuance as Conversion Shares, and for the sole purpose of issuance upon conversion of the Series A Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders (and the other Holders of the Series A Preferred Stock), not less than 130% of such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series A Preferred Stock. In the event the Corporation has insufficient Common Stock to reserve to satisfy its reservation requirements to all the Holders of Series A Preferred Stock, the Corporation will reserve each Holder’s Pro Rata Portion of the Common Stock available for reservation. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.             Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which the Holders would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Series A Preferred Stock.

vii.            Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

e)               Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth herein, the Corporation shall not effect any conversion of the Series A Preferred Stock, including by Automatic Conversion, and a Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Series A Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(e) applies, the determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series A Preferred Stock are convertible shall be in the reasonable discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series A Preferred Stock are convertible, in each case in relation to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported, including securities converted or exercised prior to or at the same time as the conversion of the shares of Series A Preferred Stock being converted. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder for such Holder prior to the issuance of any shares of Series A Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(e) applicable to its Series A Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series A Preferred Stock held by the Holder and the provisions of this Section 6(e) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series A Preferred Stock.

Section 7. Certain Adjustments.

a)               Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series A Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split, including the reverse stock split contemplated by the Reverse Stock Split Proposal) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. If the Corporation, at any time while the Series A Preferred Stock is outstanding, authorizes and issues an additional class of common or special stock, with dividend and voting rights at a ratio different than the existing class of Common Stock (the “New Common Stock”), then the Series A Preferred Stock will automatically become convertible, at the election of the Holders, into shares of the New Common Stock at an adjusted Conversion Price proportional to the then-current Conversion Price multiplied by a fraction, the numerator of which shall be the number of votes per share of the class of New Common Stock, and the denominator of which shall be the number of votes per share of the existing class of Common Stock.

b)               Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series A Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time not to exceed twelve (12) months as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation provided Holder complies with all of the other obligations of a beneficiary of the Purchase Rights that would not result in Holder exceeding the Beneficial Ownership Limitation. Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an Exempt Issuance.

c)               Pro Rata Distributions. During such time as the Series A Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), then, in each such case, each Holder shall be entitled to participate in such Distribution to the same extent that such Holder would have participated therein if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s Series A Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that any Holder's right to participate in any such Distribution would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of such Holder until such times, not in excess of twelve (12) months, as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation).

d)               Fundamental Transaction. If, at any time while the Series A Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person (other than for the purpose of changing the Corporation’s name and/or the jurisdiction of incorporation of the Corporation or a holding company for the Corporation), (ii) the Corporation (or any of its Subsidiaries), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person, whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), each, a “Fundamental Transaction”), then the Corporation shall deliver written notice of such Fundamental Transaction to each Holder promptly upon the signing of such Fundamental Transaction, and in any event, at least twenty (20) calendar days prior to the consummation of such Fundamental Transaction (the “Fundamental Transaction Notice Date”), which notice shall include a summary of the terms of such Fundamental Transaction, including the expected amount and type of consideration to be payable to the securityholders of the Corporation. By the deadline set forth in such notice, which shall be at least ten (10) calendar days following the date of the Fundamental Transaction Notice Date, each Holder shall inform the Corporation in writing of its election to either (A) convert all, but not less than all, of its Series A Preferred Stock into Common Stock at the Conversion Ratio or (B) upon any subsequent conversion of the Series A Preferred Stock, receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(e) on the conversion of the Series A Preferred Stock), the number of securities of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Holder’s Series A Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(e) on the conversion of the Series A Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other agreements and documents that relate to the purchase, sale and obligations of the Corporation and Holder, vis-à-vis the Preferred Stock in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to the applicable Holder(s) and approved by a majority of such Holder(s) (without unreasonable delay and such majority shall be calculated based on the Stated Value of the Series A Preferred Stock of such Holder(s)) prior to such Fundamental Transaction. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall be added to the term “Corporation” under this Certificate of Designation (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Certificate of Designation and the other agreements and documents that relate to the purchase, sale and obligations of the Corporation and Holder, vis-à-vis the Preferred Stock referring to the “Corporation” shall refer instead each of the Corporation and the Successor Entity or the Successor Entities, jointly and severally) and the Successor Entity or Successor Entities, jointly and severally with the Corporation, and may exercise every right and power of the Corporation prior thereto and the Successor Entity or Successor Entities and shall assume all of the obligations of the Corporation prior thereto under this Certificate of Designation and the other agreements and documents that relate to the purchase, sale and obligations of the Corporation and Holder, vis-à-vis the Preferred Stock with the same effect as if the Corporation and such Successor Entity or Successor Entities, jointly and severally, had been named as the Corporation herein.

e)               Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

f)                Notice to the Holders.

i.                 Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.               Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a repurchase of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock in their capacities as such of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be delivered by email to each Holder at its last email address as it shall appear upon the stock ledger of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non- public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. To the extent that the Holder has the right to convert its shares of Series A Preferred Stock under Section 6 hereof, the Holder shall remain entitled to convert its Series A Preferred Stock (or any part hereof) during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Transfer Restrictions. Any transferee of shares of Series A Preferred Stock shall comply with all agreements to which a Holder is a party that relate to the transfer of the Series A Preferred Stock and Conversion Shares and any attempted sale, assignment or transfer of shares of Series A Preferred Stock made without such compliance shall be void ab initio and of no effect.

Section 9. Negative Covenants. As long as any shares of Preferred Stock are outstanding, unless the holders of more than 50% in Stated Value of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, in addition to the agreements, restrictions and undertakings of the Corporation, the Corporation shall not, and shall not permit any Subsidiary to, directly or indirectly:

a)               other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b)               other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c)               amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holders;

d)               repay, repurchase or offer to repay, repurchase or otherwise acquire any shares of its Common Stock, Common Stock Equivalents or Junior Securities;

e)               enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval);

f)                declare or pay a dividend on Junior Securities; or

g)               enter into any agreement with respect to any of the foregoing.

Section 10. Miscellaneous.

a)               Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the e-mail address provided in writing by a Party to another Party at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or e-mail address provided in writing by a Party to another Party on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service to the address set forth provided in writing by a Party to another Party, or (d) upon actual receipt by the party to whom such notice is required to be given. For so long as any shares of Series A Preferred Stock are outstanding, the Corporation agrees that it will appoint its registered agent in the state of Delaware as its agent for service of process. The Corporation’s current registered agent is Corporation Service Company maintaining an address at 251 Little Falls Drive, Wilmington, Delaware 19808, facsimile: 1-302-636-5454. Such registered agent shall continue to be a non-exclusive agent for service of process until replaced by another registered agent in the State of Delaware or New York, after notice to the Purchasers in the manner described herein, of such replacement address. All Purchasers must be informed of a change of Registered Agent.

b)               Absolute Obligation. To the fullest extent permitted by law, and except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)               Lost or Mutilated Series A Preferred Stock Certificate. In the event a Holder’s Series A Preferred Stock is in certificated form, if a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, an indemnity in form and substance reasonably satisfactory to the Corporation, and of the ownership hereof reasonably satisfactory to the Corporation.

d)               Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of this Certificate of Designation the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)               Waiver and Consent. Any waiver by the Corporation or a Holder of any rights hereunder or any breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other rights hereunder or any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing. Any waiver, consent or approval required under this Certificate of Designation or an amendment of this Certificate of Designation that may be given or is required to be given by a majority of Holders to be effective shall require the waiver, consent or approval of the Lead Investor as a member of any such majority.

f)                Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. Rights of the Corporation and Holders vis-à-vis Series A Preferred Stock and this Certificate of Designation may be subject to an affected by agreements between the Corporation and one or more Holders and fewer than all Holders, pursuant to which Series A Preferred Stock is issued or entered into or effective at the time Series A Preferred Stock is issued. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)               Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)               Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)                Status of Converted or Repurchased Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted, repurchased or reacquired by the Corporation, such shares shall be retired and resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.

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EXHIBIT A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock (“Preferred Stock”) indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Novint Technologies, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the agreement pursuant to which the Preferred Stock was acquired. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no:

Account no:

[HOLDER]

By:
Name:
Title:

1